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                                                                   Exhibit 10.2

                                SUMMARY OF TERMS

                             AMERIGAS PROPANE, INC.
     DISCRETIONARY LONG-TERM INCENTIVE PLAN FOR NON-EXECUTIVE KEY EMPLOYEES

PURPOSE

o    Recognize and motivate high-potential individuals
o    Recognize and reward superior performance
o    Provide a retention incentive
o Align interests of key employees with those of AmeriGas Partners, L.P. Unitholders

ELIGIBILITY

o    Generally, exempt-level employees, Grade 18 or above (non-officers); and
o Identified by senior management as able to make substantial contributions to the business of the Partnership
o    No more than one award every three years

NOMINATION AND SELECTION

o    Any officer can nominate an individual for an award
o    Criteria for nomination:
          o    Superior past performance which is expected to continue; and
          o Performance which demonstrates potential to make significant long-term contributions to the Partnership; or
          o Possession of those skills which, with development, may qualify individual for significant additional future responsibilities
o Committee of the CEO, Senior Vice President, Vice President - Human Resources and one Regional Vice President of AmeriGas Propane, Inc. selects award recipients from nominees

AWARDS

o    Target award is 750 Common Units of AmeriGas Partners, L.P.
o Units will be restricted and will not receive or accrue any Partnership distributions for three years from the date of the Award
o Payout at the end of three years will be made in certificates representing Common Units (approximately two-thirds or 500 Units) and cash (fair market value of 250 Common Units) to be used as an offset to the recipient's income tax withholding obligation
o Recipients who terminate employment for any reason, voluntarily or involuntarily, prior to the end of the three-year restriction period will forfeit the entire Award